Exhibit 10.22

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (the “Agreement”) is dated effective as of February 5, 2008 by and among CDS DP Acquisition, Inc., a Florida corporation (the “Buyer”); Diabetic Plus, Inc., a Florida corporation (the “Seller”); Glenn Brosnick, an individual who is the record and beneficial owner of all of the issued and outstanding capital stock of Seller (the “Stockholder”); and Certified Diabetic Services, Inc., a Delaware corporation and the record and beneficial owner of all of the issued and outstanding capital stock of Buyer, solely as to Sections 1.5 and 7.4 of this Agreement (the “Parent”).

BACKGROUND

Seller is a national direct-to-consumer mail-order distributor of diabetic testing and medical supplies that services over 7,500 customers in the United States and utilizes unique internet data mining software to locate potential customers of the Company’s products and services (the “Business”). Buyer desires to acquire the Business as a going concern by acquiring all of the assets of Seller other than the Excluded Assets (as defined in Section 1.2) (the assets to be acquired being hereinafter referred to as the “Purchased Assets”). Seller is willing to sell the Purchased Assets to Buyer, but only upon the terms and conditions hereinafter set forth. Certain capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in Article 10 below. Accordingly, in consideration of the premises and the mutual agreements contained in this Agreement, Seller, Stockholder and Buyer hereby agree as follows:

1.    Purchase and Sale.

1.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, on the Closing Date, the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all liens, claims, charges, encumbrances and security interests of any kind and subject to the exclusions set forth in Section 1.2, all of the assets of Seller which shall include, without limitation:

(a) title to all of the property used or held for use in the Business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by Seller or used in or necessary for the operation of the Business, including but not limited to, those assets set forth in Schedule 1.1(a) attached hereto (collectively, the “Fixed Assets”);

(b) all right, title and interest of Seller in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings, written or oral, pertaining to the operation of the Business specifically identified on Schedule 1.1(b);

(c) all of Seller’s right, title and interests in and to all of the following (collectively, the “Intellectual Property”): patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, telephone numbers, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, the “A-Dex System” internet data-mining software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by the Seller and listed on Schedule 1.1(c) (including the software development schedule included therein) and all licenses, agreements and other arrangements under which the Seller has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by Seller in the conduct of the Business;

(d) all lists of present customers and lists of former customers and other customer-related records of the Business;

(e) all goodwill associated with the Business or the Purchased Assets;

(f) all books, files and records of the Seller (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of the Business) relating to the Business (other than minutes of corporate meetings, capital stock ledger and purely corporate records which Buyer may agree are not necessary or advisable to the conduct of the Business; provided, however, that, on or prior to the Closing Date, Seller shall provide to Buyer copies of all such corporate records) (the materials described in this Section 1.1(f), collectively, the “Business Records”);

(g) all of the governmental permits, licenses, certificates of inspection, approvals or other authorizations issued to the Seller and used in the Business, except Seller’s Medicare provider number (collectively the “Governmental Permits”) (Seller agreeing, to the extent any such permits are not assignable or transferable to Buyer, Seller will use its best efforts to cooperate with Buyer as may be reasonably requested to enable Buyer to apply for and obtain the Governmental Permits);

(h) all rights of Seller relating to deposits and prepaid expenses; and

(i) except as specifically provided in Section 1.2, all other assets of Seller that exist on the Closing Date, whether tangible or intangible, real or personal.

1.2    Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby agreed that the Purchased Assets shall not include, and the Seller is not selling to the Buyer, and the Buyer is not purchasing or acquiring from the Seller, the following assets to the extent they exist on the Closing Date (the assets expressly excluded by this Section 1.2, collectively the “Excluded Assets”):

(a) all account receivables generated by or pertaining to the Business, including, without limitation, all receivables, credits, offsets, tax refunds or reimbursements (other than with respect to federal, state or local income taxes for periods prior to the Closing Date), claims, and such other rights, together with all accrued interest thereon existing as of the close of business on the Closing Date (collectively the “Excluded Accounts Receivable”); the Excluded Accounts Receivable of Seller as of the Closing Date are set forth in Schedule 1.2(a);

(b) cash and cash equivalents of Seller existing as of the close of business on the Closing Date;

(c) all contracts, agreements, leases, commitments, arrangements or understandings, written or oral, of Seller not specifically identified on Schedule 1.1(b);

(d) Seller’s Medicare provider number;

(e) the corporate minute books, capital stock ledger and, to the extent excluded by Section 1.1(f), purely corporate records of Seller; provided, however, that, on or prior to the Closing Date, Seller shall provide to Buyer copies of all such corporate records; and

(f) any assets Buyer elects not to acquire set forth in Schedule 1.2.

1.3    No Assumption of Liabilities. Buyer shall not assume or be responsible for any liability or obligation of Seller or Stockholder. Seller shall continue to be responsible for all of its known and unknown liabilities and obligations, whether arising prior to, on or subsequent to the Closing Date whether or not related to the Business. Without limiting the generality of the foregoing, Buyer shall not assume or be otherwise responsible for any of the following liabilities or obligations of Seller: (i) any liability for any taxes, including (A) any taxes arising as a result of Seller’s operation of the Business (e.g., sales or use tax or employment taxes) or ownership of the Purchased Assets prior to the Closing Date, (B) any taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (C) any deferred taxes of any nature; (ii) any liability under any contract not expressly identified on Schedule 1.1(b); (iii) any liability arising out of any Excluded Assets; (iv) any liability relating to workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees; (v) any liability of Seller to any stockholder, director, officer, employee or agent of Seller, including, without limitation, any liability for accrued salary and wages, accrued paid-time off (e.g., vacation and sick pay); and (vi) relating to personal injury or property damage or for violation of any law or legal duty, deceptive advertising or infringement of trademark or other intangible rights, arising in connection with the operation of the Business prior to the Closing Date.

1.4    Closing Date. The purchase and sale of the Purchased Assets provided for in Section 1.1 (the “Closing”) shall take place at the office of counsel for the Buyer at 2:00 p.m. on or before February 5, 2008, provided all of the conditions specified in Articles 5 and 6 shall have been satisfied or waived, or at such other place or time or on such other date as the Seller and the Buyer may agree upon in writing (such date and time being herein called the “Closing Date”). Time is of the essence as to this Section 1.4.

1.5    Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery by the Seller of the Business and Purchased Assets to the Buyer and of the other agreements of the Seller stated herein, the Buyer will pay to the Seller Two Million Four Hundred Forty Three Thousand One Hundred Two and 86/100 Dollars ($2,443,102.86) (the “Purchase Price”). On the Closing Date, the Purchase Price shall be paid by:

(a) delivery by Buyer to Seller by wire transfer in an amount of Eight Hundred Thirty Three Thousand Six Hundred Forty Four and 66/Dollars ($833,644.66);

(b) delivery by Buyer to Seller of a Non-Interest Bearing Installment Promissory Note in the form attached hereto as Exhibit “A” in the principal amount of Seven Hundred Sixty Three Thousand One Hundred Two and 86/100 Dollars ($763,102.86) (the “Note”), which Note shall be unconditionally guaranteed by Parent;

(c) delivery by Buyer to DDP Medical Supply & Diamond Diabetic Products by wire transfer of immediately available funds in an amount of One Hundred Twenty Seven Thousand Seven Hundred Thirty Nine and 03/100 Dollars ($127,739.03), as reflected in the payoff letter dated January 28, 2008;

(d) delivery by Buyer to AdExial Healthcare Consultants by wire transfer of immediately available funds in an amount of Eighty Seven Thousand Two Hundred Thirty Nine and No/100 Dollars ($87,239.00), as reflected in the payoff letter dated January 30, 2008;

(e) delivery by Buyer to HMD Biomedical, LLC by wire transfer of immediately available funds in an amount of Three Hundred Seventy Seven Thousand Three Hundred Seventy Seven and 31/100 Dollars ($377,377.31), pursuant to the terms of that certain Settlement Agreement and Mutual General Release of even date; and

(f) delivery by Parent to Seller of a common stock purchase warrant to purchase One Million Five Hundred Thousand (1,500,000) shares of Parent’s common stock in the form attached hereto as Exhibit “B” (the “Warrant”).

On the one hundred eightieth (180th) day following the Closing Date, Buyer shall deliver to Seller a cashier’s check in an amount of Two Hundred Fifty Four Thousand and No/100 Dollars ($254,000) (the “Holdback Proceeds”) less any amounts necessary to pay claims made against the Buyer by third parties resulting from the Buyer’s acquisition of the Purchased Assets or the Business pursuant to this Agreement, or for misrepresentations made by the Seller or Stockholder under this Agreement. For avoidance of doubt, Buyer has the absolute right to use all or a portion of the Holdback Proceeds to discharge such liabilities or satisfy such claims.

1.6    Collection of Accounts Receivable.  Seller may use commercially reasonable efforts to collect the Excluded Accounts Receivable set forth on Schedule 1.2(a); provided, however, neither Seller, Stockholder nor their Affiliates shall contact any customers who owe amounts to Seller represented by Excluded Accounts Receivable nor commence any litigation or use any efforts not within its normal practices to collect any Excluded Accounts Receivable without the prior written consent of Buyer, which shall not be unreasonably withheld. Seller agrees that Buyer may continue to provide services to customers who owe amounts to Seller represented by Excluded Accounts Receivable. If Buyer receives a payment from such customers that is either specifically designated or otherwise identifiable as relating to services performed after the Closing Date, such payment will be collected by Buyer for its own account and will not be part of the Excluded Accounts Receivable, even if such customer still owes amounts relating to Excluded Accounts Receivable. If a payment from a customer of Buyer that owes amounts relating to Excluded Accounts Receivable is not identifiable as relating to services performed after the Closing Date, Buyer shall first apply such payment to the Excluded Accounts Receivable to which such payment relates and then shall apply any amounts remaining to Buyer’s own accounts receivable relating to such customer.

1.7    Allocation of Purchase Price.  The Purchase Price shall be allocated to the Purchased Assets by Buyer and Seller to be agreed by Buyer and Seller prior to Closing, and if Buyer and Seller shall not so agree, then the allocation shall be made substantially in accordance with the fair market value thereof as determined in good faith by Buyer’s accountants. The allocation of the Purchase Price to the Purchased Assets shall be set forth in a statement prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, which statement shall be prepared in a manner generally consistent with the form of Internal Revenue Service Form 8594. Buyer and Seller shall cooperate in the preparation of the statement of allocation and each party hereto shall file a copy of such statement as required by applicable law. If and to the extent the Seller does not agree on the allocation determined by Buyer’s accountants, Seller shall be free to make its own allocation for its own tax purposes.

1.8    Further Assurances.  From time to time following the Closing, the Seller and the Stockholder, as appropriate, shall execute and deliver, or cause to be executed or delivered, to the Buyer such additional instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to more effectively convey or transfer to, and vest in, the Buyer and put the Buyer in possession of, all or any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments (i) which would have been included in the Purchased Assets but for the reason that they cannot be assigned or transferred effectively without the consent of third Persons which consent has not been obtained prior to the Closing, to cooperate with the Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to the Buyer the benefits thereof in some other manner, or (ii) which are otherwise not transferable or assignable, to use its best efforts consistent with applicable law jointly with the Buyer at the request of the Buyer to secure to the Buyer the benefits thereof in some other manner (including the exercise of the rights of the Seller thereunder).

2.    Representations and Warranties of the Seller and Stockholder.

The Seller and Stockholder hereby jointly and severally represent and warrant to the Buyer as follows, each of which representations and warranties shall be true and correct as of the date hereof, and as of the Closing Date (except to the extent expressly relating solely to a specific date in which event it shall be true and correct as of such date):

2.1    Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which Seller is a party. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Complete and accurate copies of the articles of incorporation and by-laws of Seller, as currently in effect, are attached to Schedule 2.1.

2.2    Authorization; Binding Obligation.  This Agreement constitutes the legal, valid and binding obligation of Seller and Stockholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Stockholder of this Agreement and each other agreement to be executed or delivered by either Seller or Stockholder at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of the Seller and Stockholder, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s stockholders and board of directors. Stockholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which Stockholder is a party and to perform his obligations hereunder and thereunder.

2.3    No Subsidiaries.  The Seller does not, directly or indirectly, own any shares of capital stock, or control any interest in any corporation, partnership, limited liability company, association or other entity or business enterprise.

2.4    Capitalization.  The authorized equity securities of Seller consist of ten thousand (10,000) shares of common stock, par value $0.01 per share, of which eight thousand (8,000) shares are issued and outstanding and owned by the Stockholder. The Stockholder is and will be on the Closing Date the sole record and beneficial owner and holder of all of the equity securities of Seller and all shares owned by him shall be free and clear of all encumbrances. Further, Seller has no contracts or agreements relating to the issuance, sale, or transfer of any equity securities or other securities of Seller.

2.5    No Violations; No Consents.  The execution, delivery and performance of this Agreement by the Seller and the Stockholder and the consummation of the transactions contemplated hereby will not, directly or indirectly (with or without notice or lapse of time) result in a breach or violation of, or a default under, (a) the Seller’s articles of incorporation or by-laws (or other governing documents); (b) any statute applicable to the Seller or the Stockholder; (c) any agreement to which the Seller or the Stockholder is a party or by which they or their respective properties are bound or affected; (d) any of the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Seller or that otherwise relates to the Purchased Assets or to the Business; or (e) any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over the Seller or the Stockholder or any of its or their respective properties. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Seller or Stockholder is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as shall have been duly taken or effected prior to the Closing. By execution hereof, the Stockholder shall be deemed to have granted all requisite consents to the transactions described herein under any agreements among the Seller’s stockholders, under the articles of incorporation, by-laws and similar documents of Seller and under applicable laws.

2.6    Financial Information.  Seller has delivered to the Buyer complete and correct copies of all of its financial information. Seller and Stockholder have represented that Seller has not prepared financial statements such as a balance sheet or a statement of operations. Seller will provide Buyer access to or otherwise make available to the Buyer its financial books and records, including, without limitation, any bank statements, all sales tax and federal income tax returns prepared or filed by the Seller, a complete list of all of Seller’s obligations and liabilities as of December 31, 2007 and any other report, summary or data that would reflect the financial performance of the Seller (the “Financial Information”). The Financial Information is correct and complete and consistent with the books and records of Seller and presents fairly the financial condition and results of operations of the Seller.

2.7    Accounts Receivable.  All accounts receivable that are reflected on the Financial Information or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Information (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such accounts receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Schedule 1.2(a) contains a complete and accurate list of Seller’s accounts receivable, as of date of the Closing Date, which list sets forth the aging of each such account receivable. Schedule 2.7 contains a complete and accurate list of Seller’s accounts payable, as of date of the Closing Date.

2.8    No Undisclosed Liabilities.  Except as set forth in Schedule 2.8, Seller has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except for current liabilities incurred in the ordinary course of business of Seller since December 31, 2007. Further, neither Seller nor Stockholder knows or has any reason to know of any basis for the assertion of any such liability or obligation.

2.9    Taxes.  Except as set forth in Schedule 2.9, Seller has correctly prepared and filed, and has delivered copies thereof to the Buyer, all required tax and information returns and reports relating to its operational results and the Purchased Assets, and all taxes, fees, assessments or other governmental charges, withholdings of any nature, including taxes required to be withheld from or paid in respect of employees’ salaries, have been paid in all taxing jurisdictions in which the conduct of the Business or the ownership of the Purchased Assets subjects Seller to any taxes, fees, assessments or other governmental charges.

2.10    Litigation.  Except as set forth in Schedule 2.10, there is no pending or threatened action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental agency by or against Seller or that otherwise relates to or may affect the Business or any of the Purchased Assets; or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein. Neither the Seller nor the Stockholder is in violation of any order or judgment of any court or governmental authority with respect to the Business, and there is no order, decree or judgment of any kind in existence enjoining or restraining Seller, or any of its officers, shareholders or employees from taking any action of any kind with respect to the Business, or requiring Seller, or any of its officers, shareholders or employees to take, any action of any kind with respect to the Business.

2.11    Contracts.  Seller does not have any contracts, except those listed and described in Schedule 2.11, all of which were made in the usual and ordinary course of business. Seller has delivered to Buyer correct and complete copies of all of the contracts that are in written form, and Schedule 2.11 contains a correct and complete description of any contracts that are not in written form. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all obligations under the contracts. There has not occurred any breach or default, or any event which with the lapse of time or the election of any person, or both, will become a breach or default, under any contract, and all contracts are legal, valid and binding and in full force and effect. Each commitment for services listed on Schedule 2.11 was entered into in the usual and ordinary course of Seller’s business at then current services rates. The Seller has no unfilled service contracts, other than those set forth on Schedule 2.11.

2.12    Absence of Changes.  Since December 31, 2007, except as otherwise disclosed on Schedule 2.12:

(a) the Seller has (i) conducted the Business only in the usual and ordinary course, (ii) operated the Business in all material respects in accordance with past practices; and (iii) used its best efforts to preserve good business relationships with its employees, customers, suppliers and other persons having business relationships with them;

(b) there has not been any change in the condition (financial or otherwise), assets, liabilities, capitalization, business or prospects of the Seller, other than changes arising in the ordinary course of business, none of which has been adverse in any material respect;

(c) the Seller has not suffered any damage, destruction or loss in excess of $10,000 in the aggregate (whether or not covered by insurance);

(d) the Seller has not acquired or disposed of any assets or properties in any transaction with any of its Affiliates, partners, officers, or employees, or any relative by blood or marriage of any of them, on terms that are more favorable than arms’ length or, except in the ordinary course of business, acquired or disposed of any assets or properties of material value in any transaction with any other person;

(e) the Seller has not permitted all or any of its assets (real or personal, tangible or intangible) to be sold or subjected to any mortgage, pledge, lien, security interest or encumbrance of any kind;

(f) the Seller has not made any payment, distribution, loan or advance to any person, including any Affiliate, the Stockholder, employee or agent of the Seller, or any guarantee of any obligation or liability of any person, or any indemnification of any person, except in the ordinary course of business;

(g) there has not been any indication by any customer or supplier of Seller of an intention to discontinue or change the terms of its relationship with Seller;

(h) there has not been any indication by any employee, independent contractor, consultant or agent of Seller of an intention to discontinue or terminate its relationship with Seller;

(i) there has not been any declaration, setting aside, distribution, dividend, bonus or other payment by Seller to Stockholder or any Affiliate of Seller or Stockholder;

(j) the Seller has not made any change in any method of accounting or accounting practice, including, without limitation, any change in depreciation or amortization policies or rates; and

(k) the Seller has not done any act or omitted to do any act, or permitted any act or omission to act, which has or could cause a breach of any contract or commitment to which Seller is a party or by which the Purchased Assets are bound or affected.

2.13    Title to Assets; Sufficiency of Assets.  The Purchased Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller other than the Excluded Assets. The Fixed Assets have been maintained in good condition and repair, subject to normal wear and tear which does not materially adversely affect their use in the operation of the Business, and are suitable for their intended uses. Seller has good and marketable title to all of the Purchased Assets, including, without limitation, the Intellectual Property, free and clear of all liens, assignments, security interests, claims, mortgages, encumbrances or charges of any kind or nature (“Liens”) except as (and in the amounts) specifically listed on Schedule 2.13 hereto, and Seller has delivered to Buyer copies of all notes, loan agreements, security agreements, financing statements and other documents relating to any such Liens. Further, Seller owns all software and other Intellectual Property used in the Business and all such Intellectual Property was developed by Seller pursuant to valid work for hire and appropriate agreements transferring all right, title and interest in such items to Seller. On the Closing Date, Buyer will acquire good and marketable title to all of the Purchased Assets free and clear of all Liens.

2.14    Permits, Licenses.  The Seller holds all governmental permits, licenses, certificates of inspection or other authorizations (collectively, the “Authorizations”) necessary for or used by the Seller to carry on the Business as now being conducted under currently effective laws, rules and regulations. Schedule 2.14 contains a list of all licenses, permits, franchises, and approvals of all governmental authorities and other persons, and their respective dates of termination or renewal, owned or held by Seller relating to the ownership or operation of the Business or Purchased Assets, together with any formal or specific notices or directives received from the authority or person issuing or responsible therefor, for which noncompliance with any such notice or directives could cause revocation, suspension or material diminution in the term of such item, all of which are in good standing and, except as set forth on Schedule 2.14 are not subject to expiration or renewal within less than one (1) year.

2.15    Insurance.  Set forth in Schedule 2.15 hereto is a list of all insurance policies of Seller which apply to the Business, including the name of the insurer, the risk insured against, the limits of coverage and the deductible amount (if any). The Seller has no liability for the payment of additional amounts under any past or present workers’ compensation policy and neither the Stockholder nor the Seller has knowledge of any facts that could form the basis of a claim at a later date.

2.16    Real Property Leases.  Seller owns no real property or interests therein. All leases pursuant to which the Seller is a lessee, sub-lessee, lessor or sub-lessor of any real property (the “Real Property Leases”) are listed on Schedule 2.16 hereto. All such Real Property Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms. Except as set forth on Schedule 2.16, there is not under any of the Real Property Leases any default or any claim of default which with notice or lapse of time, or both, would constitute a default by the Seller.

2.17    Compliance with Laws and Litigation.

(a) Seller has complied with all applicable laws and regulations of foreign, federal, state, local and other governmental authorities and agencies, which affect the Business or the Purchased Assets.

(b) Seller has never disposed of, or released into the environment, any chemical, toxic or hazardous waste or substance in any manner which may form the basis for any present or future claim, demand or action seeking cleanup of any site, location or body of water, surface or subsurface or otherwise alleging failure to comply with any law or regulation concerning protection of the environment.

(c) Seller has filed all reports required to be filed with any governmental, regulatory or administrative agency.

2.18    Employees.

(a) Schedule 2.18 contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2006; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan (as defined below), or any other employee or director benefit plan.

(b) To the knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

(c) Schedule 2.18 contains a complete and correct list of all “employee benefit plans” as that term is defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Internal Revenue Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate (collectively, the “Employee Plan”).

2.19    Customers.  A complete customer list, showing past and current customers of the Seller is attached as Schedule 2.19. Neither Seller nor Stockholder has any present reason to believe that any such customer is not likely to continue to maintain its relationships with the Business following the Closing Date. As of the Closing Date, Seller has no less than 7,500 “current, regular ship customers.” For purposes of this Agreement, a “current, regular ship customer” shall mean a customer who has continually placed orders with the Seller in accordance with that customer’s historical ordering cycle (i.e., quarterly, bi-monthly, monthly) through the Closing Date, which order has been timely shipped, invoiced and paid. Seller has timely filled all customer orders since December 31, 2006.

2.20    Intellectual Property.

(a) Schedule 2.20 sets forth a list of all patents, patent applications, copyright registrations (and applications therefor), trademark registrations (and applications therefor) and trade names owned by Seller. Each of the U.S. federal and state registrations and any other registrations relating to the foregoing assets is in full force and effect.

(b) Schedule 2.20 sets forth a list of all patents, software and other technology used in the Business and for which Seller does not own all right, title and interest (other than “shrink-wrap” and similar software or technology licensed in the ordinary course of business and associated documentation and materials) (collectively, the “Third Party Technology”). Seller has the lawful right to use all Third Party Technology that is incorporated or used in the Business as and to the extent currently used in the Business. Neither Seller nor Stockholder has received any notice that any party to any such license intends to cancel, terminate or refuse to renew (if renewable) such license or to exercise or decline to exercise any option or right thereunder. Seller is not using any “shrink-wrap” or similar software or technology except in compliance with the terms of a valid license held by Seller.

(c) Schedule 2.20 sets forth a list of all software products and tools developed, produced, marketed, sold or licensed by Seller in the operation of the Business as of the date of this Agreement, or during the two years prior to such date.

(d) All of the Intellectual Property owned by Seller, as identified in Schedule 2.20, is free and clear of all liens or encumbrances, other than liens or encumbrances identified on Schedule 2.20. Other than nonexclusive licenses granted in the ordinary course of business (including both express and implied licenses) by the Seller, neither Seller nor the Stockholder has granted to any third party any rights or permissions to use any of the Intellectual Property. Neither Seller nor the Stockholder has received any notice or claim in writing, orally or otherwise challenging Seller’s ownership or rights in the Intellectual Property or claiming that any other Person has any legal or beneficial ownership with respect thereto or challenging the validity or enforceability of the Intellectual Property.

(e) Neither the operation of the Business prior to the consummation of the transactions contemplated by this Agreement, nor any use of the Intellectual Property in connection with the Business prior to the Closing, infringe, violate or interfere with or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark, trade name or trade secret right) held by any other person or entity. Neither Seller nor Stockholder has received any notice or claim in writing, orally or otherwise regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the operation of the Business.

(f) To the knowledge of Seller and Stockholder, no person is infringing or misappropriating any of the Intellectual Property.

(g) Schedule 2.20 sets forth a list of all Internet domain names, excluding any subdomain names, used by Seller in the Business (collectively, the “Domain Names”). The Seller, and upon the consummation of the transactions contemplated by this Agreement, Buyer will directly or indirectly have, a current and fully-paid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Business as it is currently conducted.

2.21    Investment Representations.  The Seller understands that the Warrants are being offered and issued pursuant to an exemption from registration contained in the Securities Act of 1933 (the “Securities Act”) based in part upon the following representations of the Seller:

(a) The Seller has the requisite knowledge, experience and sophistication in financial and business matters to enable the Seller to evaluate the merits, risks and other factors bearing on a decision to invest in the Parent. The Seller has adequate net worth and annual income to provide for current needs and possible future contingencies and does not have an existing or foreseeable future need for liquidity of the investment in the Warrants and is otherwise able to bear the economic risks of the proposed investment in the Warrants, including loss of the entire investment.

(b) The Seller is acquiring the Warrants solely for the account of the Seller, for investment, and not with a view to, or in connection with, any resale or distribution of the Warrants in violation of all applicable federal or state securities laws.

(c) The Seller has had an opportunity to meet with representatives of the Parent and to ask questions and receive answers to its satisfaction regarding the proposed business of the Parent and its financial condition in order to assist it in evaluating the merits and risks of purchasing the Warrants. All material documents and information pertaining to the Parent and the investment therein that have been requested have been made available to the Seller.

(d) At no time was the Seller presented with or solicited by any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over radio or television or by any other form of general solicitation or general advertising.

(e) The Seller understands that none of the Warrants have been registered under the Securities Act or the laws of any state and may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and applicable state securities laws or pursuant to an exemption therefrom. The Seller understands that the Warrants are “restricted securities” under U.S. federal and state securities laws and that the Seller must hold the Warrants indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(f) The certificate or instrument representing the Warrants purchased by the Seller hereunder shall be stamped or otherwise imprinted with the following legend (unless such a legend is no longer required under the Securities Act):

THE WARRANTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION THAT IS NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.22    No Brokers.  No agent, broker, person or firm acting on behalf of the Seller or the Stockholder is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

2.23    Affiliate Transactions.  Except as set forth on Schedule 2.23, neither Stockholder nor any Affiliate of Seller or Stockholder, is a party to any agreement, contract, commitment or transaction with Seller relating to the Business or the Purchased Assets or has any interest in the Purchased Assets or any other property used by Seller in connection with the Business.

2.24    Disclosure.  No representation or warranty or other statement made by Seller or Stockholder in this Agreement and each and every agreement, document and instrument provided for herein or otherwise in connection with the transactions contemplated hereunder contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

3.    Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that:

3.1    Organization and Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all corporate power necessary to carry on its business as it is now being conducted.

3.2    Authorization; Binding Obligation.  The Buyer has the corporate power and authority to execute and deliver this Agreement and each and every agreement, document and instrument provided for herein and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by all requisite corporate action of the Buyer and this Agreement and such ancillary documents when executed and delivered constitute or will constitute valid and legally binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.3    Consents and Approvals.  All consents and approvals of each person or entity whose consent or approval is required in order to permit the Buyer to acquire the Business have been, or on the Closing Date will have been, obtained.

4.    Closing.  At the Closing, the following transactions shall take place:

4.1    Closing Date Deliveries.

(a) On the Closing Date the Seller shall deliver, or execute and deliver, to the Buyer (i) a bill of sale, in a form satisfactory to the Buyer, to convey to and vest in the Buyer good and marketable title to the Purchased Assets, (ii) all consents, waivers or approvals required to be obtained by the Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement, (iii) all of the documents and instruments contemplated to be delivered by the Seller to the Buyer on the Closing Date pursuant to this Article 4, in each case satisfactory to the Buyer, (iv) all of such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets and Business to the Buyer and to put the Buyer in actual possession or control of the Business and Purchased Assets, (v) assignments in form and substance satisfactory to Buyer of all real property leased by Seller, and (vi) to the extent not previously provided to Buyer by Seller prior to the Closing Date, copies of the Seller’s corporate records.

(b) On the Closing Date, the Buyer shall (i) deliver by wire transfer to the Seller the Purchase Price in immediately available funds; and (ii) execute and deliver to the Seller the documents contemplated to be delivered by the Buyer under this Agreement, in each case in a form satisfactory to Seller.

(c) Stockholder and David Plante shall each deliver to Buyer an employment agreement in the form of Exhibit “C” and Exhibit “D”, respectively.

(d) Seller shall deliver fully executed Confidentiality Agreements in the form of Exhibit “E”, executed by the Persons set forth on Schedule 4.1(d).

(e) Seller and Stockholder shall deliver a fully executed Non-Compete Agreement in the form of Exhibit “F”.

(f) Seller shall deliver a fully executed Lease Agreement in the form of Exhibit “G”, executed by the appropriate Persons.

(g) Seller shall deliver to Buyer an assignment of rights to the corporate name “Diabetic Plus, Inc.” and the Intellectual Property duly and validly signed by appropriate parties which own such items. In addition, Seller and Buyer will cooperate with respect to telephone numbers and directories until changed.

4.2    Employees.  Buyer shall have the right, but not the obligation, to hire commencing on the Closing Date all employees and assume independent contractor arrangements of Seller.

5.    Conditions Precedent to the Buyer’s Obligations.  Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1    Representations and Warranties of the Seller and Stockholder True at Closing.  The representations and warranties of the Seller and Stockholder contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

5.2    Performance by the Seller.  The Seller shall have performed and complied with all agreements and conditions and delivered all documents required by this Agreement to be performed, delivered or complied with by it prior to Closing and Seller shall be ready and able to perform and comply with its obligations at Closing.

5.3    Litigation.  There shall be no litigation, proceeding or investigation pending or, to the knowledge of the Seller or the Stockholder, threatened against Seller or the Stockholder with respect to the Business which could have an adverse affect thereon or which questions the validity or legality of this Agreement or of any action taken or to be taken by the Seller or the Stockholder pursuant to or in connection with the provisions of this Agreement.

5.4    Seller’s Certificate.  There shall have been delivered to the Buyer a certificate of the Seller and Stockholder, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 5.1, 5.2 and 5.3.

5.5    Buyer’s Due Diligence.  Buyer shall be satisfied with the results of its due diligence review of Seller’s business and properties and that the principal customers and suppliers of Seller intend to continue doing business with the Business after the sale on substantially the same basis as heretofore conducted; provided, however, that Buyer’s due diligence review, and its satisfaction with the results of such review for purposes of this Section 5.5, shall in no way affect, diminish, or obviate the representations, warranties or indemnity obligations of the Seller and the Stockholder contained in this Agreement, or be deemed a waiver by Buyer of any of Buyer’s rights or remedies thereunder or otherwise.

5.6    Financing.  Buyer shall have obtained financing on terms and conditions satisfactory to it for all of the financing it needs in order to consummate the transactions contemplated hereby, including payment of the Purchase Price in accordance with this Agreement.

5.7    Sufficient Customer Base.  Buyer shall have satisfied itself that Seller has at least 7,500 “current, regular-ship” customers.

5.8    Licensure.  Buyer shall have obtained all licenses or permits (or in Buyer’s opinion such licenses shall be issuable to Buyer forthwith upon acquisition of the Business) from governmental authorities, including without limitation, local, regional, national and municipal authority, as shall be necessary to operate the Business, and the licenses referred to in Schedule 2.14 shall have been transferred to Buyer.

5.9    Third Party Consents.  Seller shall have obtained and delivered to Buyer satisfactory evidence of all consents, authorizations and approvals from third parties necessary to transfer Buyer all of Seller’s rights under or in respect to the Purchased Assets.

5.10    Express Release.  Seller shall obtain and furnish to Buyer such releases, satisfactions and other instruments as shall be necessary or advisable to release in writing, together with all appropriate UCC termination statements and similar documents reasonably requested by Buyer, all liens or encumbrances on the Purchased Assets.

6.    Conditions Precedent to the Seller’s Obligations.  Seller and Stockholder’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller and Stockholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

6.1    Representations and Warranties of the Buyer True at Closing.  The representations and warranties of the Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

6.2    Performance by the Buyer.  The Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to Closing and Buyer shall be ready and able to perform and comply with its material obligations at Closing.

7.    Survival of Representations, Warranties and Covenants; Indemnification.  The rights and obligations of the Buyer, Seller and Stockholder under this Agreement shall be subject to the following additional terms and conditions:

7.1  Survival.  The representations, warranties and covenants of the Seller and of the Stockholder contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the third (3rd) anniversary of the Closing except that representations and warranties respecting tax matters or claims shall survive for the period of the applicable statute of limitations in respect of such matters or claims. The representations, warranties and covenants of the Buyer contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the third (3rd) anniversary of the Closing.

7.2    Seller and the Stockholder’s Agreement to Indemnify.  Seller and the Stockholder hereby jointly and severally agree to indemnify and hold harmless Buyer and all officers, stockholders, directors and employees and Affiliates of Buyer (collectively, the “Indemnified Parties” and each party an “Indemnified Party”) from and against any and all liabilities, losses, and damages and attorney’s fees, court costs, and other out-of-pocket expenses (any such matter individually a “Loss” and collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (a) the failure of any representation or warranty of Seller or of the Stockholder contained in this Agreement to have been true when made and as of the Closing Date; (b) the breach of any covenant or agreement of the Seller or of the Stockholder to the extent not waived by each of the Indemnified Parties that are subject to such Loss; and (c) any loss, damage, liability, claim, demand or litigation made or brought against or incurred by or imposed upon any Indemnified Party or the Purchased Assets or the Business related to or arising out of any acts, omissions, conditions, occurrences, liabilities, taxes, duties, claims, demands or litigation existing or occurring on or prior to the Closing Date.

7.3    Buyer Indemnification Procedure.  Any Indemnified Party seeking indemnification under this Agreement shall notify the Seller or Stockholder of the basis upon which the Indemnified Party makes a claim for indemnification hereunder within a reasonable time after Buyer becomes aware of the incurrence of any such Loss; provided, however that an Indemnified Party’s failure to give such notice, or to give such notice within a reasonable time, shall not adversely affect such Indemnified Party’s right to indemnification for such Loss. (Claims for which notice has been given meeting the above requirements or the requirements of Section 7.5 are herein referred to as “Notified Claims.”)

7.4    Buyer and Parent Agreement to Indemnify.  Buyer and Parent hereby jointly and severally agree to indemnify and hold harmless Seller and the Stockholder and all officers, directors and employees and Affiliates of Seller (collectively, the “Seller Indemnified Parties”) from and against any and all liabilities, losses, and damages and attorney’s fees, court costs, and other out-of-pocket expenses (any such matter individually a “Seller Loss” and collectively, “Seller Losses”) incurred or suffered by any Seller Indemnified Party to the extent that the Seller Losses arise by reason of, or result from (a) the failure of any representation or warranty of Buyer contained in this Agreement to have been true when made and as of the Closing Date; (b) the breach of any covenant or agreement of Buyer to the extent not waived by each of the Seller Indemnified Parties that are subject to such Seller Loss; and (c) any loss, damage, liability, claim, demand or litigation made or brought against or incurred by or imposed upon the Seller Indemnified Parties related to or arising out of Buyer’s ownership or operation of the Purchased Assets or the Business after the Closing Date.

7.5    Seller Indemnification Procedure.  Any Seller Indemnified Party seeking indemnification under this Agreement shall notify the Buyer of the basis upon which the Seller Indemnified Party makes a claim for indemnification hereunder within a reasonable time after Stockholder becomes aware of the incurrence of any such Seller Loss; provided, however, that a Seller Indemnified Party’s failure to give notice or to give such notice within a reasonable time shall not adversely affect such Seller Indemnified Party’s right to indemnification for such Seller Loss.

7.6    Setoff.  Buyer shall have the right to set-off the amount of: (a) any Losses incurred or suffered by Buyer or any Indemnified Party; and (b) any amounts due Buyer from Seller and/or the Stockholder under any other provision of this Agreement, against amounts due and owing from Buyer to Seller and/or the Stockholder under any agreement or instrument pursuant to which Buyer is or may become liable or indebted to the Seller and/or the Stockholder, including, without limitation, this Agreement and the Note.

7.7    Defense of Notified Claims.  With respect to any Notified Claim that is made by a third party with respect to which any person intends to claim any indemnity under this Article 7, the indemnifying party shall have ten (10) business days after receipt of the notice with respect thereto referred to herein to notify the indemnified party that it wishes to conduct and control the defense of such claim. The indemnifying party shall be entitled, at indemnifying party’s expense, to assume responsibility for and control of the defense of any Notified Claim in respect of which it shall have given the aforesaid notice provided that (i) the Notified Claim does not involve exposure to the indemnified party of any criminal liability or fines or forfeitures, (ii) the legal counsel retained by the indemnifying party for such purpose is acceptable to the indemnified party in the indemnified party’s sole discretion, (iii) the indemnifying party acknowledges its obligation to indemnify for such Notified Claim if such contest is ultimately determined adversely to the indemnified party, (iv) the indemnifying party pursues such contest diligently and in good faith, takes into account the reasonable requests of the indemnified party with respect to the conduct of any such defense and, upon request of the indemnified party, provides the indemnified party with such details of the status of the contest and copies of legal briefs, court filings and, subject to applicable considerations of legal privilege, counsel’s written advice and memoranda relevant to such contest, (v) the indemnifying party shall not be in breach of or in default under this Agreement, and (vi) upon the request of the indemnified party, provides the indemnified party with such security (which shall not be required to exceed the amount of such Notified Claim for which the indemnified party shall be entitled to indemnity) for such Notified Claim as the indemnified party may reasonably request. If any of the foregoing conditions are not met or at any time cease to be met, the indemnified party shall be entitled to take control of the defense of the relevant contest and the out-of-pocket expenses thereof shall be for the account of the indemnifying party. The indemnifying party shall in no event permit to exist any lien, encumbrance or other adverse charge securing a Notified Claim upon any asset of the indemnified party and shall not consent to the imposition of any injunction against the indemnified party without the prior written consent of the indemnified party. The party having control of any such defense shall be entitled to the good faith cooperation of the other party, including supplying such information as the party controlling the contest may reasonably request.

The indemnified party shall have the right to settle or compromise any Notified Claim that is otherwise permitted to be defended pursuant to this Article 7 if the indemnified party has provided the indemnifying party an opportunity to review a copy of that portion of the settlement or compromise proposal which relates to the Notified Claim for which the indemnified party is seeking indemnification hereunder; provided that, if (i) the indemnified party fails to provide the indemnifying party such a reasonable opportunity to review such portion of such proposal or (ii) after such reasonable opportunity to review such a proposal the indemnifying party in writing withholds its consent to such settlement or compromise proposal but acknowledges its obligation to indemnify for such Notified Claim if such contest is continued and is ultimately determined adversely to the indemnified party and the indemnified party proceeds with such settlement or compromise, the indemnifying party shall not be obligated to indemnify the indemnified party hereunder to the extent of the amount attributable to the Notified Claim to which such settlement or compromise relates as to which the indemnifying party has withheld its consent and with respect to which a successful contest is foreclosed because of such settlement or compromise as to which the indemnifying party has withheld its consent.

In the event that litigation is necessary to enforce the terms of this Agreement, including without limitation, the provisions of this Article 7, the prevailing party shall be entitled to recover reasonable attorneys’ fees and its out-of-pocket costs and expenses in enforcing the terms of this Agreement.

8.    Miscellaneous Provisions

8.1    Seller’s Post Closing Access.  Buyer shall upon prior written request give Seller and Stockholder reasonable access during normal business hours upon reasonable notice throughout the period commencing on the Closing Date and ending three (3) years after the Closing Date to the Business Records then retained by Buyer which originally constituted a portion of the Purchased Assets.

8.2    Notices.  All notices and other communications hereunder shall be in writing and shall be sent by certified or registered mail or facsimile transmission, postage prepaid, addressed as follows or to such other address or addresses (or fax number, in the case of facsimile notice) of which the respective party shall have notified the other.

(a) If to the Seller or Stockholder, to:

Diabetic Plus, Inc.

777 Shotgun Road

Sunrise, Florida 33326

Attn: Glenn Brosnick, President

Email: gbrosnick@bellsouth.net

Glenn Brosnick

777 Shotgun Road

Sunrise, Florida 33326

Email: gbrosnick@bellsouth.net

      With a copy to:

Chapman Smith, Esq.

Chapman Smith & Associates, PLC

2699 Stirling Road, Suite A201

Ft. Lauderdale, Florida 33312

Fax: csmith@csmithassoc.com

(b) If to the Buyer, to:

CDS DP Acquisition, Inc.

3030 Horseshoe Drive South, Suite 200

Naples, Florida 34104

Attn: Lowell M. Fisher, Jr., Chief Executive Officer

Email: lowellf@cdiabetic.com

      If to the Parent, to

Certified Diabetic Services, Inc.

3030 Horseshoe Drive South, Suite 200

Naples, Florida 34104

Attn: Lowell M. Fisher, Jr., Chief Executive Officer

Email: lowellf@cdiabetic.com

      With a copy to:

John N. Giordano, Esq.

Bush Ross, P.A.

1801 N. Highland Avenue

Tampa, Florida 33602

Email: jgiordano@bushross.com

8.3    Expenses.  Each party shall be responsible for all of its respective costs and expenses (including any broker’s or finder’s fees, attorneys’ fees, etc) incurred in connection with the negotiation and execution of this Agreement; provided, however, at the Closing, Buyer shall reimburse Seller and Stockholder for their legal fees up to an aggregate of $5,000. For avoidance of doubt, Seller and Stockholder shall be solely responsible for their respective legal fees in excess of $5,000; further, Buyer shall only be obligated to reimburse Seller and Stockholder for their attorneys’ fees in accordance with this Section 8.3 if the parties consummate this Agreement.

8.4    Entire Agreement; Modification.  The agreement of the parties, which is comprised of this Agreement and the Schedules hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement, term sheet, or understanding, written or oral, relating to the subject matter of this Agreement, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

8.5    Assignment; Binding Effect.  This Agreement may not be assigned by any party hereto without the written consent of the other party; provided, however, that the Buyer may without consent of the Seller or the Stockholder assign all or any of Buyer’s rights hereunder prior to the Closing to any Affiliate of Buyer. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.

8.6    Additional Assurances.  The parties will cooperate in good faith to facilitate and accomplish the transactions contemplated herein. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement.

8.7    Governing Law; Venue; Jurisdiction.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for all purposes shall be deemed to lie within Collier County, Florida. Each of the Seller and Stockholder irrevocably (a) submits to the jurisdiction of the Circuit Court of Collier County, Florida or the Naples Division of the United State District Court for the Southern District of Florida for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a “Proceeding”), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any right to challenge the jurisdiction of any such court or from any legal process therein, (d) agrees not to commence any Proceeding other than in such courts, and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

8.8    Execution in Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

8.9    Severability.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms, including, without limitation, those terms which contemplate or require the further agreements of the parties. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible under applicable law and still be legal, valid or enforceable.

8.10    Legal Fees and Costs.  If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.

8.11    Change of Seller’s Name.  Promptly after Closing, Seller shall change its name to eliminate the words “Diabetic Plus” and shall not adopt a name with any reference to “Diabetic” or “Plus” or any words confusingly similar thereto.

9.    Termination and Waiver.

9.1    Termination.  This Agreement may be terminated at any time prior to the Closing Date by:

(a)    Mutual Consent.  The mutual written consent of the Buyer, Seller and Stockholder; or

(b)    Court Order.  The Buyer or the Seller if there shall be in effect a non-appealable order of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby, provided, however, that this clause 9.1(b) shall in no way relieve the parties of any liability which may have occurred prior to termination as a result of the parties’ breach of their respective obligations hereunder.

9.2    Waiver of Agreement.  Any term or condition of this Agreement may be waived at any time prior to the Closing Date by any party hereto which is entitled to the benefits thereof, by action taken by its duly authorized officer or employee, whether before or after the action of such party; provided, however, that such action shall be evidenced by written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.    Certain Definitions.

(a) an “Affiliate” of a Person shall mean any Person controlling, controlled by, or under common control with, such Person; and

(b) “Person” shall mean and include any individual, corporation, partnership, firm, association, joint venture, trust or other entity, or any government, regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Buyer, the Seller and the Stockholder have caused this Agreement to be duly executed under seal as of the day and year first written above.

BUYER: CDS DP ACQUISITION, INC. /s/ Lowell M. Fisher, Jr.	SELLER: DIABETIC PLUS, INC. /s/ Glenn Brosnick
By: Lowell M. Fisher, Jr., Chief Executive Officer	By: Glenn Brosnick, President

PARENT: CERTIFIED DIABETIC SERVICES, INC., solely as to Sections 1.5 and 7.4 of this Agreement	STOCKHOLDER:

/s/ Lowell M. Fisher, Jr.	/s/ Glenn Brosnick
By: Lowell M. Fisher, Jr., Chief Executive Officer	Glenn Brosnick, individually

[Signature Page to the Agreement for the Purchase and Sale of Assets]

EXHIBIT LIST

EXHIBIT A	FORM OF NON-INTEREST BEARING PROMISSORY NOTE

EXHIBIT B	FORM OF COMMON STOCK PURCHASE WARRANT

EXHIBIT C	FORM OF BROSNICK EMPLOYMENT AGREEMENT

EXHIBIT D	FORM OF PLANTE EMPLOYMENT AGREEMENT

EXHIBIT E	FORM OF CONFIDENTIALITY AGREEMENT

EXHIBIT F	FORM OF NON-COMPETE AGREEMENT

EXHIBIT G	FORM OF LEASE AGREEMENT